Vincent R. Volpe Jr.
USA

E-Mail: vvolpe@dresser-rand.com

Dear Vince,

Congratulations on your upcoming international assignment with Dresser-Rand International!  We realize that international assignments require significant commitments of time, personal adjustments and inconveniences with respect to housing, education, language and the social/cultural environment you and your family will encounter while in France. However, we are committed to working with you to make your international assignment as successful and smooth as possible for you and your family through our support network of service providers and the International Assignment Guidelines (attached) which provide guidance for most aspects of your assignment.

This letter (“Letter”) confirms our mutual agreement to the terms and conditions for your assignment to Paris, France in the position President & CEO of Dresser-Rand International Inc., a Delaware corporation (“DRI”) and subsidiary of Dresser-Rand Group Inc. In this position you will continue to report directly to the Board of Directors of Dresser-Rand Group Inc., on which you will continue to serve as a director.  Your assignment is subject to host government entry documents or visas and your acceptance of the terms and conditions outlined in this Letter.   The effective period of your assignment is 01-July-2010 through 30-June-2015. You shall, however, also travel to other locations at such times as may be appropriate for the performance of your duties. Your point of origin is Houston, Texas USA.  During the assignment period you will formally be an employee of DRI instead of Dresser-Rand Group Inc. which has previously served as your legal employer. Dresser-Rand Company or one of its affiliates will continue to provide payroll services and benefit programs during your assignment. To the extent required for corporate tax and other legal reasons, your employment, payroll or benefit programs may be subsequently transferred to another related entity during your assignment.

During your international assignment you will continue to serve as President and Chief Executive Officer of Dresser-Rand Group Inc. and your Employment Agreement with Dresser-Rand Group Inc., dated as of June 11, 2008 (as amended, the “Employment Agreement”) will continue in effect.

Base Salary
Your annual base salary will be USD841,500. You will also continue to participate in the U.S. annual salary review and will be eligible for your next salary review in 2011.

Annual Incentive Compensation
Eligibility under the Dresser-Rand Annual Incentive Program will continue during your assignment consistent with corporate guidelines and program’s terms and conditions.  Your current incentive target is 100%.

Long-Term Incentive (LTI) Compensation
Your eligibility for LTI grants will continue during your assignment consistent with corporate guidelines and the Plan’s terms and conditions.  There can be special tax and other regulatory considerations associated with equity grants outside of the United States.  For this reason, the incentive and equity grants you receive may have different terms and conditions than those awards granted to U.S.-based employees.

Benefit Plans
You will continue to be eligible to participate in the U.S. healthcare, qualified and non-qualified retirement savings, life and income protection programs consistent with their terms and conditions.  In addition, you and your eligible dependents will be enrolled in the CIGNA international healthcare program. The CIGNA international healthcare program will provide medical and dental coverage for you and your dependents while on assignment in France (Summary of benefits attached).

Physical
You are encouraged to obtain a physical examination from your current healthcare provider for yourself and each of your dependents accompanying you.  Reasonable costs not covered by your current medical option will be reimbursed to you.

Goods and Services Differential
A goods and services (G&S) differential will be paid when the cost of a market basket of goods and services in the host location is higher than at home.  The differential will begin when you move into host housing and will end the sooner of when you vacate that residence or terminate employment.  Your G&S allowance at the start of your assignment is USD3,159 per month paid net of taxes.

There are many factors that determine the G&S allowance in addition to the cost of goods in the host country, such as inflation in the home country and changes in exchange rate.  Your G&S allowance will be reviewed at least annually and may be adjusted.  The G&S allowance can increase, decrease or go away altogether.    You will receive notice of any changes to you G&S allowance.

Host Country Housing
Dresser-Rand will pay reasonable rent costs for your housing in France up to EUR8,000 per month.  One parking space and utilities will be paid if not included in the monthly rent.

In the event you do not maintain a primary residence in the U.S. you will be required to make a housing contribution of USD2,300 or your current housing obligation – which ever is less.  A primary residence does not include a retirement, vacation, rental property, or other “second home” property.  If you are keeping your primary residence in the U.S. then no housing contribution will be required.

You will be provided reasonable reimbursement for appliances required during your assignment in France as your home country appliances may not be compatible with French utilities.  Please contact your mobility vendor to obtain prior approval of your required appliance purchase(s) to ensure reimbursement.

Any appliances purchased under this allowance will not be eligible for shipment to the home location or other location at the end of the assignment.

Dresser-Rand will provide you and your spouse one home finding trip in the host location up to 7 days. Dresser-Rand will also pay for temporary accommodations for 30 days as part of your move.

Company Vehicle
You will have access to a company-provided vehicle while on assignment according to the vehicle policy in effect for France (Policy attached).

Schooling for Children
The tuition and transportation cost of local (home country language or English) schooling will be provided for your 1 dependent child.

Language Training Assistance
You and your family will be offered language training assistance as part of your assignment.

Relocation and Resettlement Allowances
A Relocation Allowance of USD6,000 will be paid net of taxes, as a lump sum, upon acceptance of this assignment.

Shipment of Household Goods
The Company will pay reasonable expenses for shipping and insuring an amount of personal belongings to the assignment location.  Refer to the International Assignment Guidelines for a summary of covered items and limitations on the shipment of household goods.  The Company will pay any import duties and other expenses necessary for the delivery of these goods.  We will also pay for the delivery of stored goods that remain in the home country, in accordance with International Assignment Guidelines regarding such items.

If you do not ship all of your household goods to France, the Company will provide for the storage and insurance of household goods not shipped.

In the event that you do not ship your household goods to France the Company will provide  reimbursement for the purchase of items locally; up to the estimated cost to ship your household goods to and from the host location.

Any household goods purchased under this allowance will not be eligible for shipment to the home location or other location at the end of the assignment.

Travel Expenses
The Company will reimburse the airfare and other specific, allowable expenses including an air shipment of personal items in accordance with the International Assignment Guidelines for you and your accompanying dependents to your new location.

Vacation, Holiday and Annual Leave
While on assignment you will continue to be covered by your home country vacation policy.  However, you will enjoy the benefits of the host country holiday policy.

You are eligible for one paid annual leave for you and your accompanying dependents. You will be reimbursed for airfare up to the cost for full fare economy ticket(s) for you and each of your dependents on assignment with you.  You will also be reimbursed for ground transportation to and from the airport.  This leave benefit is inclusive of your vacation eligibility.

You will be eligible for annual leave reimbursement six months following your move into host country housing and then every twelve months until you vacate the host residence or terminate employment.

You will be reimbursed for up to two economy class round trip tickets per year for your dependent children who do not accompany you on assignment.

Pets
If applicable, Dresser-Rand will reimburse you for all reasonable costs for the transportation, quarantine and vaccinations required for you to take your pet(s) to France.

Concierge Service
You will be provided a concierge service to assist you with setting-up your home in Paris.  Services include assistance for phone, utilities and other start-up services.

Reassignment/Localization
We do not currently know the ultimate length of your assignment under the terms of this letter, but it will not exceed five years. At the end of your international assignment under this letter (of which we'll notify you in writing), we expect that you will be localized in France or returned to Houston, Texas. If for any reason you do not continue your employment at the end of your international assignment, you will be entitled to such compensation and benefits as your Employment Agreement provides.

Termination
If you voluntarily terminate your employment (including voluntary termination without good reason under your Employment Agreement), or are terminated for cause while in a host location, the Company is not obligated to pay any relocation costs associated with your move from the host country to your home country or any other location.

In the event of the involuntary termination of this assignment and/or your employment, which is not for cause, or a voluntary termination by you with good reason under your Employment Agreement, the Company will pay or reimburse reasonable costs incurred in your repatriation, as well as the return of your household goods, to your home location.

Following your termination of employment for any reason you will be responsible for your housing, utility and parking expenses for as long as you reside in the company provided housing.

Compliance Documents
The Dresser-Rand Code of Business Conduct and the Agreement Regarding Intellectual Property and Proprietary Information continue to apply during your assignment. In this regard, you are expected to comply with the United States Foreign Corrupt Practices Act, and with local law applicable to government payments. Further, by executing this Letter, you hereby agree that you are expressly granting any consents, permissions or other waivers that may be necessary or prudent under U.S., EU or any other privacy or similar laws or regulations to enable us to share your employment and other personal information between and among Dresser-Rand entities and its service providers in the U.S., France or elsewhere to the fullest extent permitted by law.

Contacts
Dresser-Rand has retained the services of American International Relocation Solutions (AIReS) to administer the benefits and services outlined in this Letter.  AIReS will assist with your relocation needs.  Your initial point of contact at AIReS is Amy Scalzo.  Amy can be reached by telephone at (+1) 203-730-1125 and by email at ascalzo@aires.com

Taxes
Dresser-Rand has engaged the services of Ernst & Young to provide tax compliance services throughout your assignment.  The attached Tax Equalization Policy covers all aspects of your tax services, benefits and your obligations under the Tax Equalization Policy as a result of your assignment.

Governing Law
This Letter shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the choice of law principles thereof. Any suit, action or other legal proceeding arising out of or relating to this Agreement shall be brought exclusively in the Federal or state courts located in the State of Texas. You agree to submit to personal jurisdiction in the foregoing courts and to venue in those courts.  You further agree to waive all legal challenges and defenses to the propriety of a forum in Houston, Texas and to the application of Federal or Texas law therein.

Third Party Beneficiary
Each related entity of Dresser-Rand Company is a third party beneficiary of this Letter and each of them has the full right and power to enforce rights, interests and obligations under this Letter without limitation or other restriction.

No Waiver
No failure or delay by any party in exercising any right, power or remedy under this Letter shall operate as a waiver thereof, nor shall any single or particular exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.  Without limiting the foregoing, no waiver by any party of any breach of any provision of this Letter shall be deemed to be a waiver of any subsequent breach of that or any other provision of this Letter.

Withholding and Deductions
While it is anticipated that all or most of your compensation will be subject to a hypothetical tax deduction rather than actual tax withholdings, all amounts paid pursuant to this Letter shall be subject to deductions and withholding for taxes (national, local, foreign or otherwise) to the extent required by applicable law (in which case, no hypothetical tax will be deducted or the applicable tax withholdings will be funded by the company on a grossed-up basis).

Section 409A
Notwithstanding any provision in this Letter, if this Letter or any benefit payable to you hereunder is subject to US Internal Code Section 409A and you are a “specified employee” (within the meaning of Section 409A) as of the date you separate from service from Dresser-Rand, then any payments scheduled to be made to you pursuant to this Letter during the first six months following your separation from service shall be delayed. The delayed payments shall be paid immediately following the end of the six month delay. Any amounts paid to you in connection with tax equalization, that meet the requirements of Section 1.409A-1(b)(8)(iii) of the Treasury Regulations under Section 409A, shall be paid no later than the end of the second calendar year next following the calendar year to which the compensation subject to the tax equalizations relate. All reimbursements under this Letter, including amounts paid for tax equalization that do not meet the requirements of Section 1.409A-1(b)(8)(iii) of the Treasury Regulations shall be made no later than the end of the calendar year next following the calendar year in which the applicable expenses are incurred.

Negotiating and Concluding Contracts

Notwithstanding anything to the contrary in this Letter, during your assignment, and when you are located in France, you shall not have any authority to negotiate any contract on behalf of Dresser-Rand Company, Dresser-Rand Group Inc. and/or any other U.S. entity (each, a "D-R U.S. Entity") that relates to the provision of services or the supply of goods by a D-R U.S. Entity to a French customer. Further, during your assignment, and when you are located in France, you shall not have any authority to modify or accept contracts on behalf of a D-R U.S. Entity, or otherwise bind a D-R U.S. Entity to any contract, that relate to the provision of services or the supply of goods by a D-R U.S. Entity to a French customer. Further, any such contract presented to you that is intended to bind a D-R U.S. Entity must be executed by a duly authorized officer of that entity located in the business offices of that entity.

General
The International Assignment Guidelines, as amended from time-to-time, will be the sole source for the interpretation, definition and explanation of the conditions of this Letter. The Company reserves the right to revise or amend the International Assignment Guidelines, as circumstances warrant.  However, in the event of a direct conflict between the benefits provided under the International Assignment Guidelines and the terms of this Letter, the terms of this Letter will govern.

This Letter sets forth the entire agreement between you and the Dresser-Rand Group entities regarding your international assignment.

For the avoidance of doubt, nothing in this Letter is intended to diminish your rights under your Employment Agreement and you will continue to be entitled to your rights and benefits under your Employment Agreement during your international assignment.

/s/ James A. Garman	08-June-2010
James A. Garman	Date
Vice President and Chief Administrative Officer

I agree and consent to the terms of this assignment, including that my employment will be with DRI as described in this Letter.

/s/ Vincent R Volpe Jr.	08-June-2010
Vincent R Volpe Jr.	Date

Cost Center: 96247

Attachments:
1.	International Assignment Guidelines
2.	CIGNA international healthcare program summary
3.	French car policy
4.	Tax equalization policy